Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213913 on Form S-8 and Registration Statement No. 333-220762 on Form S-3 of our reports dated February 22, 2018, relating to the consolidated and combined financial statements of LSC Communications, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of LSC Communications, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 22, 2018